As filed with the Securities and Exchange Commission on May 24, 2006 — Registration No. 333-_________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Firstbank Corporation
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2633910 (I.R.S. Employer Identification Number)

311 Woodworth Avenue, Alma, Michigan 48801
(address of principal executive offices)

FIRSTBANK CORPORATION 2006 STOCK COMPENSATION PLAN
(full title of plan)

Thomas R. Sullivan
Firstbank Corporation
311 Woodworth Avenue
Alma, Michigan 48801
(989) 463-3131
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to:
Harvey Koning, Esquire
Varnum, Riddering, Schmidt & Howlett LLP
Bridgewater Place
P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock	300,000 shares(1)	$23.27	$6,981,000	$747

(1)	Represents 300,000 shares of Common Stock authorized for issuance under the Firstbank Corporation 2006 Stock Compensation Plan. This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Firstbank Corporation 2006 Stock Compensation Plan by reason of adjustments to the number of shares covered thereby.

(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $23.27 per share, the average of the high and low sales prices for the Common Stock of Firstbank Corporation as reported in the NASDAQ National Market on May 22, 2006 in accordance with Rule 457(c) and (h)(1).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The Corporation hereby incorporates by reference in this Registration Statement the following documents filed by the Corporation with the Securities and Exchange Commission:

(a)	The Corporation’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934;

(b)	All other reports or documents filed by the Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the Annual Report on Form 10-K referenced to in (a) above; and

(c)	The description of the Corporation’s Common Stock is contained in the Corporation’s Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.      Interests of Named Experts and Counsel

Not applicable.

Item 6.      Indemnification of Directors and Officers

        The Corporation’s Restated Articles of Incorporation require indemnification of the Corporation’s directors, officers, employees and agents to the maximum extent permitted by the Michigan Business Corporation Act. The following is a summary of the pertinent provisions of the Michigan Business Corporation Act.

        Sections 561-567 of the Michigan Business Corporation Act contain provisions governing the indemnification of officers and directors by Michigan corporations. That statute provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or serving another corporation or other enterprise at the request of the corporation, against expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, crease a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

        Indemnification of expenses, including attorneys’ fees, is allowed in derivative actions except that no indemnification is allowed in respect of any claim, issue or matter as to which such person shall have been found liable to the corporation unless a court decides indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses, including attorneys’ fees. A determination that the person to be indemnified meets the applicable standard of conduct, if not made by a court, shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action; if such a quorum is not obtainable, by a majority vote of a committee designated by the board of directors consisting of two or more directors not parties to the action, suit or proceeding; by independent legal counsel; by all independent directors who are not parties or threatened to be parties in the action, suit, or proceeding; or by the shareholders. Expenses may be paid in advance upon receipt of an undertaking to repay. A corporation may purchase indemnity insurance.

Item 7.      Exemption from Registration Claimed

Not applicable.

Item 8.      Exhibits

Reference is made to the Exhibit Index which appears on Page 7.

Item 9.      Undertakings

(a)     The undersigned registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alma, State of Michigan, on the 22nd day of May, 2006.

FIRSTBANK CORPORATION By /S/ Samuel G. Stone —————————————— Samuel G. Stone, Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Sullivan and Samuel G. Stone, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 22, 2006 by the following persons in the capacities indicated.

/s/ William E. Goggin
——————————————
William E. Goggin, Chairman

/s/ David W. Fultz
——————————————
David W. Fultz, Director

/s/ Edward B. Grant
——————————————
Edward B. Grant, Ph.D., CPA, Director

/s/ Samuel A. Smith
——————————————
Samuel A. Smith, Director	/s/ Duane A. Carr
——————————————
Duane A. Carr, Director

/s/ Jeff A. Gardner
——————————————
Jeff A. Gardner, Director

/s/ David D. Roslund
——————————————
David D. Roslund, CPA, Director

/s/ Thomas R. Sullivan
——————————————
Thomas R. Sullivan, President, Chief Executive
Officer and Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of Firstbank Corporation (incorporated by reference to Exhibit 3(i) to the Firstbank Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1997)

4.2	Bylaws of Firstbank Corporation (incorporated by reference to an exhibit to the Firstbank Corporation Registration Statement on Form S-2 (Registration No. 33-68432))

5.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP regarding legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Firstbank Corporation 2006 Stock Compensation Plan (incorporated by reference to Appendix A to the Firstbank Corporation Proxy Statement on Form DEF 14A for the 2006 Annual Meeting as filed with the Securities and Exchange Commission on March 16, 2006)